Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:

Corporate Headquarters	David Weston	Natalie Gillespie

2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124

Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com

www.ATImaterials.com

ATI names Vaishali Bhatia General Counsel and Chief Compliance Officer

DALLAS, TX—March 14, 2024—ATI Inc. (NYSE: ATI) has named Vaishali Bhatia Senior Vice President, General Counsel and Chief Compliance Officer, effective March 20, 2024. She’ll lead all aspects of the legal function for the aerospace and defense company—including corporate governance, compliance, corporate social responsibility strategies and reporting, and risk management—and collaborate closely with business teams to provide risk-based legal partnership. Bhatia reports to ATI Board Chair and CEO Robert S. Wetherbee and serves on the company’s Executive Council.

Bhatia succeeds ATI Chief Legal and Compliance Officer Elliot Davis, who announced his intention to retire effective October 1, 2024. Until that time, Davis will serve as Special Advisor, Legal and Compliance, to ensure a smooth transition.

“Vaishali is a solutions-focused, strategic business partner with experience across a diverse range of complex legal and compliance matters,” said Wetherbee. “Her proven track record in incredibly demanding markets with long-standing and deep customer relationships will help her to guide ATI as we further develop our aerospace and defense leadership.”

Bhatia joins ATI from HF Sinclair Corporation (HF Sinclair), where she’s served as Executive Vice President since 2023, and General Counsel and Corporate Secretary since 2019. She’s been a part of the diversified energy company for over 12 years, starting as Counsel at HollyFrontier Corporation (HollyFrontier) and Holly Energy Partners, L.P. (HEP). She played a key role in HollyFrontier’s and HEP’s acquisition of Sinclair Oil and Sinclair Transportation Company, and the formation of HF Sinclair as the new publicly traded parent of HollyFrontier and HEP, in 2022, and in HF Sinclair’s buy-in of HEP in 2023.

Bhatia began her career as an associate at the multinational law firm Jones Day. She graduated with a Juris Doctor, summa cum laude, from the University of Illinois College of Law, and a Bachelor of Business Administration in Finance from The University of Texas at Austin. In 2022, she was named “DFW General Counsel of the Year for a Mid-Size Legal Department” by the Texas Law Book and DFW Association of Corporate Counsel.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.